REVISED ATTACHMENT 1
To Revised Schedule A of the Investment Management Agreement, dated December 2, 2004, by and between USAllianz Advisers, LLC (now Allianz Investment Management LLC) and USAllianz Variable Insurance Products Fund of Funds Trust (now Allianz Variable Insurance Products Fund of Funds Trust).
Effective May 1, 2013, Attachment 1, to the Revised Schedule A, is rescinded

Acknowledged:
Allianz Variable Insurance Products Fund of Funds Trust
By:   /s/ Darin Egbert
Name:  Darin Egbert
Title:   Vice President, Investments

Allianz Investment Management LLC
By:   /s/ Brian Muench
Name: Brian Muench
Title:  President
Updated:  10/14/2016